As filed with the Securities and Exchange Commission on August 25, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NETGEAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	4500 Great America Parkway,	77-0419172
Santa Clara, CA 95054
(State or other jurisdiction of	(Address, including zip code, of Registrant’s	(I.R.S. Employer Identification No.)
incorporation or organization)	principal executive offices)
Individual Stock Option Agreement
(Full title of the plans)
Patrick C.S. Lo
Chairman of the Board and Chief Executive Officer
NETGEAR, Inc.
4500 Great America Parkway,
Santa Clara, CA 95054
(408) 907-8000
(Name, address, and telephone number, including area code, of agent for service)

Copy to:
John T. Sheridan, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Securities to	to be	Offering Price	Aggregate	Registration
be Registered	Registered (1)	Per Share	Offering Price	Fee
Common Stock, $0.001 par value	300,000 shares (2)	$19.16 (3)	$5,748,000	$616

(1)	This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.
(2)	Represents 300,000 shares issuable pursuant to an individual stock option agreement, which option was granted as a material inducement of employment to a former employee of SkipJam Corp. (“SkipJam”) in connection with NETGEAR’s acquisition of SkipJam.
(3)	The proposed maximum offering price per share was calculated pursuant to Rule 457 under the Securities Act of 1933, solely for purposes of calculating the registration fee, to be equal to $19.16, the per share exercise price of the outstanding securities.

NETGEAR, INC.
REGISTRATION STATEMENT ON FORM S-8
     On August 1, 2006, NETGEAR, Inc. (“NETGEAR”) completed its acquisition of SkipJam Corp. (“SkipJam”). NETGEAR has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act to register up to 300,000 shares of NETGEAR’s common stock (“Common Stock”) issuable pursuant to an individual stock option agreement in the form filed herewith as Exhibit 99.1, which option was granted as a material inducement of employment to Michael Spilo, a former employee of SkipJam, in connection with NETGEAR’s acquisition of SkipJam.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents and information previously filed with the SEC by the Registrant are incorporated by reference herein.
1.	Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as filed with the SEC on March 16, 2006.

2.	Registrant’s Quarterly Reports on Form 10-Q for (i) the quarterly period ended April 2, 2006, as filed with the SEC on May 12, 2006; and (ii) the quarterly period ended July 2, 2006, as filed with the SEC on August 11, 2006.

3.	Registrant’s Current Reports on Form 8-K as filed with the SEC on February 16, 2006, April 26, 2006, May 24, 2006, July 27, 2006 and August 2, 2006 (except with respect to those items furnished but not filed).

4.	The description of the Registrant’s common stock which is contained in a registration statement on Form 8-A filed on July 25, 2003 (File No. 000-50350) under the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The opinion of counsel as to the legality of the securities being registered hereunder, filed as Exhibit 5.1 hereto, is being provided by Albert Y. Liu, the Registrant’s Vice President, Legal and Corporate Development.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.
     The Registrant’s certificate of incorporation and bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

     In addition, the Registrant has entered into separate indemnification agreements with its directors, officers and certain employees which requires the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees. The Registrant also intends to maintain director and officer liability insurance, if available on reasonable terms.
     These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
     None.
Item 8. Exhibits

Exhibit
Number	Document

5.1	Opinion of NETGEAR, Inc. Vice President, Legal and Corporate Development, as to legality of securities being registered

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of NETGEAR, Inc. Vice President, Legal and Corporate Development (contained in Exhibit 5.1).

24.1	Power of Attorney (see page 3).

99.1	Form of Stock Option Agreement
Item 9. Undertakings
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to the information in the Registration Statement;
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on August 25, 2006.

NETGEAR, Inc.
By:	/s/ Patrick C.S. Lo
Patrick C.S. Lo
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick C.S. Lo and Jonathan R. Mather and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to the registration statement.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick C.S. Lo Patrick C.S. Lo	Chairman of the Board and Chief Executive Officer Principal Executive Officer	August 25, 2006

/s/ Jonathan R. Mather Jonathan R. Mather	Executive Vice President and Chief Financial Officer Principal Financial and Accounting Officer	August 25, 2006

Director
Ralph E. Faison

/s/ A. Timothy Godwin A. Timothy Godwin	Director	August 25, 2006

/s/ Jef Graham Jef Graham	Director	August 25, 2006

Director
Linwood A. Lacy, Jr.

/s/ Gregory J. Rossmann Gregory J. Rossmann	Director	August 25, 2006

INDEX TO EXHIBITS

Exhibit
Number	Document

5.1	Opinion of NETGEAR, Inc. Vice President, Legal and Corporate Development, as to legality of securities being registered

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of NETGEAR, Inc. Vice President, Legal and Corporate Development (contained in Exhibit 5.1)

24.1	Power of Attorney (see page 3)

99.1	Form of Stock Option Agreement